Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ford Motor Credit Company LLC of our report dated February 5, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 16, which is dated April 28, 2020, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Ford Motor Credit Company LLC’s Current Report on Form 8-K dated April 28, 2020.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

August 6, 2020